FOR IMMEDIATE RELEASE

THURSDAY, AUGUST 29, 2002

GRUPO TMM ANNOUNCES EXCHANGE OFFER FOR EXISITING DEBT

Mexico City, August 29, 2002. Grupo TMM (NYSE: TMM and TMM/L), the largest Latin American multi-modal transportation and logistics company, and owner of the controlling interest in Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (Grupo TFM), announced that, consistent with its previously announced plan to extend the company's debt profile, it intends to offer to exchange new debt securities for all of the outstanding 9 1/2 percent Senior Notes due 2003 and 10 1/4 percent Senior Notes due 2006. The terms, including the interest rate of the new debt securities, have not been finalized, but are expected to be senior unsecured debt of Grupo TMM maturing in 2009. In addition, the new debt securities will be guaranteed on a senior unsecured basis by TMM Holdings, S.A. de C.V., a newly-formed, wholly-owned subsidiary of Grupo TMM, which will indirectly hold all of the approximately 51 percent voting and 38.4 percent effective economic interest of Grupo TMM in Grupo TFM S.A. de C.V., through which Grupo TMM conducts its rail operations.

In connection with the exchange offers, the company also expects to solicit consents from the holders of the outstanding 9 1/2 percent Senior Notes due 2003 and 10 1/4 percent Senior Notes due 2006, to amend or eliminate certain of the covenants contained in indentures governing those notes. Holders who tender notes and give their consents prior to the deadline established for the consent solicitation will be entitled to receive a cash consent fee. The amendments will only become effective upon completion of the exchange offers. The exchange offers and consent solicitations will be described in the offering material.

"I am pleased that we have formulated a plan to extend the maturities of our outstanding debt and to provide the company with additional financial flexibility to execute its business plan," said Javier Segovia, Grupo TMM's president. "Once we have completed our regulatory filings and obtained all necessary governmental authorizations, we will commence our exchange offers, which we expect to complete early in the fourth quarter of 2002."

Grupo TMM has filed a registration statement relating to the exchange offers with the United States Securities and Exchange Commission, and expects to commence the offers as soon as practicable after the registration statement is declared effective and it has obtained the necessary authorizations from the Comision Nacional Bancaria y de Valores de Mexico.

This press release is not an offer to sell or the solicitation of an offer to buy any of the Notes to be issued in the exchange offers described above. Such an offer is only made by the Consent Solicitation Statement.

Headquartered in Mexico City, Grupo TMM is Latin America's largest multimodal transportation company. Through its branch offices and network of subsidiary companies, Grupo TMM provides a dynamic combination of ocean and land transportation services. Grupo TMM also has a significant interest in Transportación Ferroviaria Mexicana (TFM), which operates Mexico's Northeast railway and carries over 40 percent of the country's rail cargo. Visit Grupo TMM's web site at www.grupotmm.com.mx and TFM's web site at www.gtfm.com.mx. Both sites offer Spanish/English language options.

Included in this release are contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of the company's management, as well as on assumptions made. Actual results may differ materially from those included in such forward-looking statements. Readers are cautioned that all forward-looking statements involve risks and uncertainty. The following factors could cause actual results to differ materially from such forward-looking statements: global, U.S. and Mexican economic and social conditions; the effect of the North American Free Trade Agreement ("NAFTA") on the level of U.S. - Mexico trade; the company's ability to convert customers from using trucking services to rail transport services; competition from other rail carriers and trucking companies in Mexico; the company's ability to control expenses; and the effect of the company's employee training, technological improvements and capital expenditures on labor productivity, operating efficiencies and service reliability; the success of the company's investment in TFM, S.A. de C.V. and other businesses; delays encountered in the registration of the new debt securities that will be issued in the exchange offer or other delays in commencing or completing the exchange offers; the ability to complete the exchange offers on acceptable terms; and if necessary, the ability of the company to refinance its debt on favorable terms. These risk factors and additional information are included in the company's reports on Forms 6K and 20-F on file with the Securities and Exchange Commission.